Exhibit 99.1

francesca’s® Reports Fourth Quarter and Fiscal Year 2015 Financial Results

Authorizes Additional $100 Million Share Repurchase Plan

•	Fourth quarter net sales increased 25% to $134.6 million
•	Fourth quarter comparable sales increased 11%
•	Fourth quarter diluted earnings per share was $0.35, exceeding the upper end of guidance

HOUSTON, TEXAS — March 23, 2016 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the fourth quarter and fiscal year ended January 30, 2016.

Michael W. Barnes, Chairman, President, and CEO stated, “Our fourth quarter results exceeded our expectations across key metrics, illustrating that our near term initiatives are working well. We are particularly pleased with the sequential improvement in our apparel sales, which grew 35% during the fourth quarter, as well as with the performance in our non-apparel sales which increased 19%. As we look ahead to fiscal 2016, we remain confident that we are well-positioned to deliver healthy sales and earnings growth for the year. Overall, I continue to believe that the francesca’s® brand has enormous untapped potential and we remain focused on maximizing this opportunity by enhancing our brand awareness and driving our top-line through the successful execution of our Vision 2020 plan. We are confident that the steps we are taking will drive consistent, long-term, profitable growth for francesca’s®. I would like to take this opportunity to thank and congratulate each of our associates for their hard work in delivering an outstanding performance during fiscal 2015.”

FOURTH QUARTER RESULTS

Net sales increased 25% to $134.6 million from $107.6 million in the prior year quarter. This increase was driven by an 11% increase in comparable sales during the fourth quarter as well as the opening of 83 boutiques during fiscal 2015. We opened three boutiques and closed six underperforming boutiques during the quarter bringing our total boutique count to 616 as of January 30, 2016.

The increase in comparable sales was driven by increases in comparable transactions and average transaction value. Direct-to-consumer sales increased 38% to $6.1 million during the quarter compared to $4.4 million in the same period last year primarily due to increased conversion rate.

Gross profit, as a percentage of net sales, increased to 49.1% from 45.7% in the prior year quarter. This favorable variance included a 290 basis points higher merchandise margin and 50 basis points leverage in occupancy costs. The improvement in merchandise margin was primarily driven by reduced promotional activities during the quarter compared to last year.

Selling, general and administrative expenses (“SG&A”) increased 9% to $42.0 million from $38.5 million in the prior year quarter. Adjusted SG&A(1) increased 22% to $41.3 million from $33.9 million in the prior year quarter. The increase in adjusted SG&A is primarily due to higher boutique and corporate payroll expenses to support the larger boutique base and sales growth as well as increased performance-based incentive bonus expenses over the prior year quarter.

Income from operations was $24.2 million, or 18.0% of net sales, compared to $10.7 million, or 10.0% of net sales, in the prior year quarter. Adjusted income from operations(1) was $24.8 million, or 18.4% of net sales, compared to $15.4 million, or 14.3% of net sales, in the prior year quarter.

Our effective tax rate for the fourth quarter was 38.9% compared to 43.1% in the comparable prior year quarter. The prior year tax rate was impacted by the true-up of state income taxes for years prior to fiscal 2014. Excluding this adjustment, the effective tax rate for the fourth quarter last year was 38.1%.

Net income for the fourth quarter totaled $14.7 million, or $0.35 diluted earnings per share, compared to $6.0 million, or $0.14 diluted earnings per share, in the comparable prior year period. Adjusted net income(1) for the fourth quarter totaled $15.0 million, or $0.36 adjusted diluted earnings per share(1), compared to $8.8 million, or $0.21 adjusted diluted earnings per share(1), in the comparable prior year period.

FULL YEAR RESULTS

Net sales increased 16% to $439.4 million in fiscal year 2015 compared to $377.5 million in fiscal year 2014. This year-over-year increase in sales is driven by a 3% increase in comparable sales as well as the new boutiques opened since the prior year end. Direct-to-consumer sales increased 18% versus the prior year due to increased conversion rate.

During fiscal year 2015, we opened 83 new boutiques and closed six underperforming boutiques.

Net income for fiscal year 2015 totaled $38.2 million, or $0.91 diluted earnings per share, compared to $32.1 million, or $0.76 diluted earnings per share. Adjusted net income(1) for fiscal year 2015 totaled $38.5 million, or $0.92 adjusted diluted earnings per share(1), compared to $35.0 million, or $0.83 adjusted diluted earnings per share(1), in fiscal year 2014.

_____________________________________________________

(1) See Schedule 2 for a reconciliation of GAAP to non-GAAP measure.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at year end were $56.2 million compared to $39.1 million at the prior year end. The Company had no debt outstanding under its revolving credit facility at year end.

The Company ended the year with $31.5 million of inventory on hand compared to $23.8 million at the prior year end. Average ending inventory per boutique increased by 16%. The increase in inventory is primarily due to the increase in the number of boutiques in operation in fiscal 2015 compared to fiscal 2014. Additionally, prior year inventory levels were at a historical low due to the disposal of certain slow moving inventory closer to year-end.

During the fourth quarter, the Company repurchased 910,000 shares of its common stock at a cost of $14.6 million, or an average of $16.07 per share.

FIRST QUARTER AND FISCAL YEAR 2016 GUIDANCE

For the first quarter ending April 30, 2016, net sales are expected to be in the range of $108.0 million and $112.0 million; which assumes a mid-single digit increase in comparable sales compared to the prior year comparable sales decrease of 2%. The Company plans to open 20 to 25 new boutiques and close one to three underperforming boutiques during the first quarter. Diluted earnings per share are expected to be in the range of $0.17 to $0.20.

For the full year ending January 28, 2017, net sales are expected to be in the range of $474.0 million and $494.0 million; which assumes a low-single digit increase in comparable sales compared to a prior year comparable sales increase of 3%. The Company expects to open 50 to 60 new boutiques and close five to ten underperforming boutiques in fiscal year 2016 compared to 83 new boutiques opened and six boutiques closed in fiscal year 2015. Diluted earnings per share are expected to be in the range of $0.93 to $1.03. The number of average diluted shares for the full year assumed in guidance is expected to be 40.2 million shares. The effective tax rate is estimated to be 38.1%.

Capital expenditures for fiscal year 2016 are expected to be in the range of $28.0 million to $31.0 million.

SHARE REPURCHASE PROGRAM

The Company’s Board of Directors has authorized an additional $100 million share repurchase program to commence immediately. This authorization has no expiration date. This authorization is in addition to the Company’s previously authorized $100 million share repurchase program (the “Previous Plan”). As of March 18, 2016, the approximate dollar value of shares that may yet be purchased under the Previous Plan is approximately $5.7 million.

The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. In connection with the repurchase program, the Company plans to conduct open market purchases, adopt one or more plans pursuant to the provisions of Rule 10b5-1, and such other strategies as would be appropriate under the circumstances, consistent with the Securities and Exchange Act of 1934.

Conference Call Information

A conference call to discuss the fourth quarter and fiscal year 2015 results is scheduled for March 23, 2016, at 8:30 a.m. ET. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until March 30, 2016. To access the telephone replay, listeners should dial 1-877-870-5176. The access code for the replay is 9148041. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP adjusted selling, general and administrative expenses, adjusted income from operations, adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures on Schedule 2 of this release. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2015 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2014 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth and; our ability to attract and integrate a new Chief Financial Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 626 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kate Venturina
646-277-1214	832-494-2233
Kate.Venturina@francescas.com / IR@francescas.com

Francesca’s Holdings Corporation	Schedule 1
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended
	January 30, 2016		January 31, 2015		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$134,605	100.0%	$107,644	100.0%	$26,961	25%	-
Cost of goods sold and occupancy costs	68,468	50.9%	58,398	54.3%	10,070	17%	(340)
Gross profit	66,137	49.1%	49,246	45.7%	16,891	34%	340
Selling, general and administrative expenses	41,965	31.2%	38,529	35.8%	3,436	9%	(460)
Income from operations	24,172	18.0%	10,717	10.0%	13,455	126%	800
Interest expense	(113)	(0.1)%	(116)	(0.1)%	3	(3)%	-
Other expense	(60)	0.0%	(113)	(0.1)%	53	(47)%	10
Income before income tax expense	23,999	17.8%	10,488	9.7%	13,511	129%	810
Income tax expense	9,343	6.9%	4,517	4.2%	4,827	107%	270
Net income	$14,656	10.9%	$5,971	5.5%	$8,685	145%	530

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.35	$0.14

Weighted average diluted share count	41,391	42,298

Comparable sales change	11%	1%

	Fiscal Year Ended
	January 30, 2016		January 31, 2015		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$439,377	100.0%	$377,497	100.0%	$61,880	16%	-
Cost of goods sold and occupancy costs	229,673	52.3%	199,919	53.0%	29,754	15%	(70)
Gross profit	209,704	47.7%	177,578	47.0%	32,126	18%	70
Selling, general and administrative expenses	147,387	33.5%	124,804	33.1%	22,583	18%	50
Income from operations	62,317	14.2%	52,774	14.0%	9,543	18%	20
Interest expense	(457)	(0.1)%	(623)	(0.2)%	166	(27)%	10
Other income (expense)	(151)	0.0%	88	0.0%	(239)	(272)%	(10)
Income before income tax expense	61,709	14.0%	52,239	13.8%	9,470	18%	20
Income tax expense	23,557	5.4%	20,131	5.3%	3,426	17%	-
Net income	$38,152	8.7%	$32,108	8.5%	$6,044	19%	20

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.91	$0.76

Weighted average diluted share count	42,117	42,380

Comparable sales change	3%	(5)%

Francesca’s Holdings Corporation	Schedule 2
Reconciliation of Adjusted SG&A, Adjusted Income from Operations, Adjusted Net Income and Adjusted Diluted Earnings per Share to the Comparable GAAP Measure
(In Thousands, Except Per Share Amounts)

	Thirteen Weeks Ended January 30, 2016				Fiscal Year Ended January 30, 2016
	SG&A	Income from Operations	Net Income	Diluted Earnings per Share	Net Income	Diluted Earnings per Share
GAAP Measure	$41,965	$24,172	$14,656	$0.35	$38,152	$0.91
Abandonment of website development costs (1)(2)	636	636	393	0.01	393	0.01
Adjusted non-GAAP measure	$41,329	$24,808	$15,049	$0.36	$38,545	$0.92

Weighted average diluted share count				41,391		42,117

(1)	Item was tax effected at the Company’s effective tax rate of 38.2% for the fiscal year ended January 30, 2016.
(2)	This relates to a non-cash impairment charge incurred in the fourth quarter of fiscal 2015 in connection with the abandonment of previously capitalized costs related to the development of our direct-to-consumer website.

	Thirteen Weeks Ended January 31, 2015				Fiscal Year Ended January 31, 2015
	SG&A	Income from Operations	Net Income	Diluted Earnings per Share	Net Income	Diluted Earnings per Share
GAAP Measure	$38,529	$10,717	$5,971	$0.14	$32,108	$0.76
Abandonment of website development costs (3)(4)	2,470	2,470	1,519	0.04	1,519	0.04
CEO transition costs (3)(5)	2,186	2,186	1,344	0.03	1,344	0.03
Adjusted non-GAAP measure	$33,873	$15,373	$8,834	$0.21	$34,971	$0.83

Weighted average diluted share count				42,298		42,380

(3)	Items were tax effected at the Company’s effective tax rate of 38.5% for the fiscal year ended January 31, 2015.
(4)	This relates to a non-cash impairment charge incurred in the fourth quarter of fiscal year 2014 in connection with the abandonment of previously capitalized costs related to the development of our direct-to-consumer website.
(5)	This relates to CEO transition cost incurred in connection with the appointment of Michael Barnes and his transition to the position of our CEO in December 2014.

Francesca’s Holdings Corporation	Schedule 3
Consolidated Balance Sheets
(In thousands, except share amounts)

	January 30,	January 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$56,224	$39,071
Accounts receivable	9,580	12,279
Inventories	31,541	23,801
Deferred income taxes	6,411	4,858
Prepaid expenses and other current assets	7,013	5,890
Total current assets	110,769	85,899
Property and equipment, net	77,894	74,095
Deferred income taxes	3,847	3,642
Other assets, net	1,067	1,909
TOTAL ASSETS	$193,577	$165,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,305	$11,550
Accrued liabilities	16,328	11,904
Total current liabilities	30,633	23,454
Landlord incentives and deferred rent	36,552	32,877
Total liabilities	67,185	56,331
Commitments and contingencies
Stockholders’ equity:
Common stock-$.01 par value, 80.0 million shares authorized, 45.9 million and 45.5 million shares issued as of January 30, 2016 and January 31, 2015, respectively.	459	455
Additional paid-in capital	107,693	105,498
Retained earnings	101,556	63,404
Treasury stock, at cost – 4.7 million and 3.2 million shares held at January 30, 2016 and January 31, 2015, respectively.	(83,316)	(60,143)
Total stockholders’ equity	126,392	109,214
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$193,577	$165,545

Francesca’s Holdings Corporation	Schedule 4
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year Ended
	January 30,	January 31,	February 1,
	2016	2015	2014
Cash Flows Provided by Operating Activities:
Net income	$38,152	$32,108	$44,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,816	13,151	10,054
Stock-based compensation expense	2,932	2,668	3,781
Excess tax benefit from stock-based compensation	(236)	(309)	(5,846)
Impairment charges	790	2,470	-
Loss on disposal of assets	487	364	343
Amortization of debt issuance costs	245	245	278
Deferred income taxes	(3,226)	(1,600)	(1,014)
Changes in assets and liabilities:
Accounts receivable	2,935	(2,986)	(634)
Inventories	(7,740)	813	(5,565)
Prepaid expenses and other assets	(524)	373	(2,021)
Accounts payable	4,137	(363)	551
Accrued liabilities	4,424	2,081	(844)
Landlord incentives and deferred rent	3,675	5,429	5,356
Net cash provided by operating activities	62,867	54,444	49,278

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(24,276)	(24,255)	(24,633)
Other	12	13	98
Net cash used in investing activities	(24,264)	(24,242)	(24,535)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(22,185)	(5,270)	(54,009)
Proceeds from the exercise of stock options	499	1,332	8,697
Excess tax benefit from stock-based compensation	236	309	5,846
Taxes paid related to net settlement of equity awards	-	-	(2,280)
Repayment of borrowings under the revolving credit facility	-	(25,000)	-
Proceeds from borrowings under the revolving credit facility	-	-	25,000
Payment of debt issuance costs	-	-	(376)
Net cash used in financing activities	(21,450)	(28,629)	(17,122)

Net increase in cash and cash equivalents	17,153	1,573	7,621
Cash and cash equivalents, beginning of year	39,071	37,498	29,877
Cash and cash equivalents, end of year	$56,224	$39,071	$37,498

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$23,958	$24,088	$32,401
Interest paid	$190	$388	$293

Francesca’s Holdings Corporation	Schedule 5
Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended		Variance
	January 30, 2016	January 31, 2015	In Dollars	%
	(in thousands, except percentages)
Apparel	$53,434	$39,574	$13,860	35%
Jewelry	29,658	24,198	5,460	23%
Accessories	24,283	22,382	1,901	8%
Gifts	26,615	21,082	5,533	26%
Merchandise Sales	133,990	107,236	26,754	25%
Others(1)	615	408	207	51%
Net sales	$134,605	$107,644	$26,961	25%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results for Fiscal Year 2015

	Transactions(1)	Average Transaction Value(2)

Q1	(5)%	3%
Q2	(3)%	(1)%
Q3	(1)%	5%
Q4	7%	4%
Fiscal year	0%	2%

(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.
(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales

	FY 2015	FY 2014	FY 2013
Q1	(2)%	(7)%	2%
Q2	(4)%	(7)%	(1)%
Q3	4%	(6)%	(3)%
Q4	11%	1%	(6)%
Fiscal year	3%	(5)%	(2)%